EXHIBIT 21

Subsidiaries of Mines Management, Inc.*:

        Newhi, Inc., a Washington corporation

    Montanore Mining Corporation, a Delaware corporation
    Montmin Corporation, a Delaware corporation

*
All subsidiaries are 100% owned.